News Release

TranSwitch Corporation Announces
Commencement of Rights Offering

SHELTON, CT – May 4, 2010 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced the commencement of its previously announced $10 million rights offering of up to approximately 4.2 million shares of the Company’s common stock par value $0.001 per share. The Securities and Exchange Commission declared the Company's Registration Statement on Form S-1 (File No. 333-166022) relating to the rights offering effective on May 3, 2010.

Pursuant to the terms of the rights offering, the Company is distributing to its common stockholders of record transferable rights to subscribe for and purchase up to an aggregate of 4,153,883 shares of its common stock.  Each stockholder of record as of the April 29, 2010, the record date, will receive one transferable right for every one share of common stock owned on the record date.  Each right will entitle the stockholder to purchase 0.20 shares of common stock at a price of $2.40 per share (fractional shares will be rounded up to  the nearest whole share).

The rights offering also includes an over-subscription privilege, which entitles each rights holder, that exercises all of its basic subscription privilege in full, to the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.

The rights offering will expire at 5:00 p.m., Eastern Time, on May 24, 2010, unless the Company extends the expiration date.

The Company will commence mailing rights offering materials, including a prospectus and other items necessary to exercise the rights on May 4, 2010, to stockholders of record as of April 29, 2010, the previously announced record date for the rights offering. The prospectus will contain important information about the rights offering, and stockholders are urged to read the prospectus carefully. The Company has reserved the right to cancel or terminate the rights offering.  TranSwitch’s directors and executive officers, although they are not required to do so, have indicated that they expect, together with their affiliates, to participate in the rights offering at various levels, including exercising their over-subscription privileges.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  If you have any questions regarding the rights offering, please contact Georgeson, Inc., the information agent for the rights offering at (888) 867-6856 (toll-free) or, for banks and brokers, at (212) 440-9800 (call collect).  Copies of a prospectus with respect to this offering may be obtained from the information agent or from TranSwitch Corporation, Three Enterprise Drive, Shelton, CT 06483, Attn. Robert Bosi, Vice President-Chief Financial Officer.

TranSwitch Corporation Announces Commencement of Rights Offering	page 2

The rights offering will be made only by means of a prospectus.  This release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, with many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results ,involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with acquiring new businesses; the risk of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465

Ted Chung
Vice President, Business Development
TranSwitch Corporation
Phone: 203.929.8810 ext.2004

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com